FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-283864-04

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Tuesday, February 24, 2026 2:52 PM
Subject: BMARK 2026-B42 **X-A FINAL PRICING DETAILS** PUBLIC

BMARK 2026-B42 -- NEW ISSUE CMBS
NEW ISSUE CMBS ***PUBLIC PRICED***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	DEUTSCHE BANK, CITIGROUP, BARCLAYS, BMO, UBS & GOLDMAN SACHS
CO-MANAGERS:	DREXEL HAMILTON & MISCHLER FINANCIAL
RATING AGENCIES:	MOODY'S, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	WAL	PRICE	YIELD	SPREAD
X-A	Aaa/AAA/AAA	496.276	8.89	5.2431%	8.070490%	J+130

PRICING ASSUMPTIONS:	100% CPY TO CALL & OVER INTERPOLATED USD TSY

FIRST DISTRIBUTION DATE:	APRIL 17, 2026
SETTLEMENT DATE:	MARCH 12, 2026

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH 212-250-5149
DAN PENN 212-250-5149
JIM O'BRIEN 212-250-5149
ASHNA JAIN 212-250-5149

BARCLAYS DESK CONTACTS:
BRIAN WIELE 212-412-5780
SEAN FOLEY 212-412-5780
SAM WATERS 212-412-5780
JONAH RYAN 212-412-5780
RYAN BOWMAN 212-412-5780

BMO DESK CONTACTS:
ALEX SMITH-CONSTANTINE 212-702-1866
EMILY OSTER 212-702-1866
TRINIAN DONOHOE 212-702-1866

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO 212-723-1295
MATT PERRY 212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER 212-357-8910
LISA SCHEXNAYDER 212-902-2330
YESHA DALAL 212-357-2047
ELLIE RIEHLE 212-357-8659

UBS SYNDICATE DESK CONTACTS:
SIHO HAM 212-713-1278
JARED RANDALL 212-713-8568

Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This preliminary prospectus is not required to contain all information that is required to be included in the prospectus. The information in this prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-283864) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com. The securities may not be suitable for all investors.